UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CenturyTouch Ltd, Inc.
(Name of small business issuer in its charter)

Delaware	6500	46-1585936
(State or other Employer jurisdiction of Identification incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Number)

Eric YK Wong
Chief Executive Officer
Stanton House
31 Westgate
Grantham NG31 6LX
Tel: 01476 591111
(Address and telephone number of registrant's principal executive offices and principal place of business)

Please send a copy of all correspondence to:
Jillian Ivey Sidoti, Esq
38730 Sky Canyon Drive – Ste A
Murrieta, CA 92563
PHONE 323-799-1342
jillian@jilliansidoti.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common Stock already issued, par value $.0001	31,390,000	$0.05	$1,569,500	$214.08
Total	31,390,000	$0.05	$1,569,500	$214.08
__________
(1)    Registration fee has been paid via Fedwire.

(2)    Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2012
_____________________

PRELIMINARY PROSPECTUS

CenturyTouch Ltd, Inc.

31,390,000 Shares of Common Stock
Price per share: $0.05

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share.  The Company has determined the offering price based, primarily, on its projected operating results. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock. We intend on using all of our cash resources of approximately $8,033 for the next 12 months  to 1.) provide for the listing requirements, including payments for DTC eligibility and for our transfer agent and 2.) continued development of our business plan. The Company will not receive any proceeds from the sale of these shares.

CenturyTouch Ltd, Inc. is a real estate firm that currently owns and operates eight properties in the Midlands area of Great Britain. The selling shareholders are underwriters. The 31,390,000 common shares included in this prospectus may be sold by the selling security holders at a fixed price of $.05 for the duration of this offering.

There is no public market for our common stock. We cannot give any assurance that the shares being offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our stock will make it difficult to sell your shares. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

Our independent registered public accounting firm included an explanatory paragraph in the report on our 2012 financial statements related to the uncertainty in our ability to continue as a going concern.

The sales price to the public is fixed at $0.05 per share until such time as the shares of common stock become traded on the Over The Counter Bulletin Board or some exchange. We intend to contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB, upon effectiveness of this registration statement. However, there is no guarantee our common stock will be accepted for quotation on the OTC Bulletin Board. If our common stock becomes quoted on the Over the Counter Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

The purchase of our shares involves substantial risk. See “risk factors” beginning on page 7 for a discussion of risks to consider before purchasing our common stock.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED DECEMBER 20, 2012

Table of Contents

PROSPECTUS SUMMARY	5

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT	6

RISK FACTORS	7

DETERMINATION OF OFFERING PRICE	16

DILUTION	16

SELLING SECURITY HOLDERS	16

PLAN OF DISTRIBUTION	18

USE OF PROCEEDS	19

SELECTED FINANCIAL DATA	19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	20

REPORTS TO STOCKHOLDERS	22

INVESTMENT POLICIES OF REGISTRANT	22

DESCRIPTION OF REAL ESTATE	23

TAX TREATMENT OF REGISTRANT AND ITS SUBSIDIARIES	26

DESCRIPTION OF SECURITIES TO BE REGISTERED.	27

LEGAL PROCEEDINGS	29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	30

EXECUTIVE COMPENSATION	30

POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS	32

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	33

INTERESTS OF NAMED EXPERTS AND COUNSEL	33

FINANCIAL STATEMENTS	34

PROSPECTUS SUMMARY

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to "we," "our," "us," "CenturyTouch," and "CT" refer to CenturyTouch Ltd, Inc.

CenturyTouch Limited was formed on June 9, 2010 in Great Britain. In April 2012, it merged with Kallisto Ventures, Inc, a Delaware company and changed its name to CenturyTouch Ltd, Inc. All of our assets are outside of the United States.

For the fiscal year ended June 30, 2012, we generated revenues of $144,538 which resulted in a loss of $4,213. For the nine months ended September 30, 2012, we generated revenues of $126,609.   We anticipate the commencement of generating revenues in the next twelve months, of which we can provide no assurance. The capital raised in this offering has been budgeted to cover the costs associated with purchasing real property assets that are either a.) cash flow positive or b.) may be purchased for less than Fair Market Value, are in need of repairs, and subsequently may be sold for a profit in less than a year, beginning to operate our company, marketing expense, and covering various filing fees and transfer agent fees. There can be no assurance that the actual expenses incurred will not materially exceed our estimates or that cash flows from sales will be adequate to maintain our business. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors' report to the financial statements included in the registration statement.

CenturyTouch Ltd, intends to own and rent real estate throughout the world. The Company will purchase, manage, and dispose of revenue producing assets, specifically multifamily residential and mixed used commercial properties. We currently own eight properties in Great Britain (See “Business Description”)

We may participate in the following business activities:

●	Purchase residential properties that are undervalued, renovate (if needed) and sell within twelve months. (i.e. "flip" residential property);
●	Buy and sell performing and non performing commercial property. Primarily multi family, retail, and office space;
●	Manage property we intend to hold;

Investors should realize that following this offering we will be required to raise additional capital to cover the costs associated with our plans of operation.

Currently 96% of our stock is held by affiliates of the Company.

Investors should be particularly aware of the following risk factors:

•	All of our real estate assets are in a foreign country and are susceptible to market conditions in that country.

•	Our auditors have expressed our ability to continue as a going concern.

•	Our properties carry leverage.

•
Risks associated with the ownership of real property, or changes in economic, demographic or real estate market conditions, may adversely affect our financial condition, results of operations, cash flows, the market price of our common stock, and our ability to pay distributions to our stockholders.

•	We depend on key personnel, and the loss of their full service could adversely affect us.

•	We depend on residents for revenue, and vacancies, resident defaults or lease terminations may adversely affect our operations and cause the value of your investment to decline.

•	Our growth will depend upon future acquisitions of properties, and we may be unable to consummate acquisitions on advantageous terms or acquisitions may not perform as we expect.

•
Certain of our executive officers are subject to a joint venture arrangement with an institutional investor, and, while we are negotiating a waiver with the institutional investor, we may be required until December 28, 2012 to offer to the joint venture each opportunity we have to acquire, invest or otherwise participate in multifamily properties, which may prevent us from timely acquiring desirable properties or timely investing the proceeds of this offering and will increase the conflicts of interest faced by those executive officers.

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT

We are an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. We would lose our emerging growth status if we were to exceed $1,000,000,000 in gross revenues. We are not sure this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), we are now exempt from the internal control assessment required by subsection (a), that requires each registered public accounting firm that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer. We are also will not be required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives so long as we continue to operate as a emerging growth company.

We hereby elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

RISK FACTORS

Investors in CenturyTouch Ltd should be particularly aware of the inherent risks associated with our business. As of the date of this filing our management is aware of the following material risks. Prospective investors should be aware that the company’s website is not yet fully functional, nor has it developed any products and that substantial development work will be required to develop them.

General Risks Related to Our Business

We are significantly dependent on officers and directors, specifically, YK Wong, our CEO. The loss or unavailability of Dr. Wong's services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Our business plan is significantly dependent upon the abilities and continued participation of Eric YK Wong, our CEO. It would be difficult to replace Dr. Wong at such an early stage of development of CenturyTouch Ltd. The loss by or unavailability of Dr. Wong's services would have an adverse effect on our business, operations and prospects, in that our inability to replace Dr. Wong could result in the loss of one's investment. There can be no assurance that we would be able to locate or employ personnel to replace Dr. Wong, should his services be discontinued. In the event that we are unable to locate or employ personnel to replace Dr. Wong we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Our management has limited experience in running a public company

Although, he has extensive experience in the real estate and construction industries, our CEO, Dr. Wong, has no experience in running a public company. Dr. Wong will rely on the expertise of outside counsel and consultants to insure proper filing and the meeting of deadlines. Dr. Wong will primarily be charged with our public company filings.

 You may not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.

You will be unable to evaluate the economic merit of real estate projects before we invest in them and will be entirely relying on the ability of Dr. Eric YK Wong, our CEO and our COO, Mr. Edmund Wong to select well-performing investment properties. Furthermore, our officers and board member will have broad discretion in implementing policies regarding tenant or mortgagor creditworthiness, and you will not have the opportunity to evaluate potential tenants, managers or borrowers. These factors increase the risk that your investment may not generate returns comparable to our competitors.

We depend highly on our current manager who has limited experience in running a public company and no formal employment agreement.

We depend highly on YK Wong, our CEO, who may be difficult to replace. YK Wong who, also has other business interests, at this point only devotes approximately 50% of his time per week to our business, has only several years of industry experience and has not previously headed a public Company. Our plan of operations is dependent upon the continuing support and expertise of Dr. Wong.

Our President and Director, Dr. Wong, will have complete control over the company and will therefore make all decisions of which shareholders will have no control.

Dr. Wong, as our CEO and controlling shareholder, shall make certain decisions without input by the shareholders. Such decisions may pertain to employment decisions, including Dr. Wong's compensation arrangements, the appointment of other officers and mangers, and whether to enter into material transactions with related parties.

We will require additional financing in order to implement our business plan. In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of your investment.

We are currently running on a thin profit margin and may not be able to meet our debt obligations. All of our properties that we own are currently leveraged with bank financing. Even though we are currently experiencing 100% occupancy at all of our properties, this could change and we may not be able to make our mortgage payments since we only have $8,033 in cash. To fully implement our business plan we will require substantial additional funding.

Following this offering we will need to raise additional funds to expand our operations. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

Our offering price is arbitrary and bears no relationship to our assets, earning, or book value.

There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this prospectus, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.

 An investment in our stock is highly illiquid. You may never be able to sell or otherwise dispose of your stock.

Since there is no public trading market for our stock, you may never be able to liquidate your investment or otherwise dispose of your stock. The Company does not currently have a redemption program, so there is no guarantee that the Company will ever redeem or "buy back" your stock. Furthermore, in the event that the stock is every listed on the OTCBB, it may be thinly traded making it still difficult to liquidate your investment.

Because our common stock is deemed a low-priced "Penny" stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

●	Deliver to the customer, and obtain a written receipt for, a disclosure document;
●	Disclose certain price information about the stock;
●	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
●	Send monthly statements to customers with market and price information about the penny stock; and
●	In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

As a result of our placing your invested funds into a segregated account as opposed to an escrow account, the funds are subject to attachment by creditors of the company, thereby subjecting you to a potential loss of the funds.

Because the funds are being placed in a segregated account rather than an escrow account, creditors of the company could try to attach, and ultimately be successful in obtaining or attaching the funds before the offering closes. Investors would lose all or part of their investments if this happened, regardless of whether or not the offering closes.

Our cash flows from real estate investments may become insufficient to pay our operating expenses and to cover the dividends we have paid and/or declared.

We cannot assure you that we will be able to maintain sufficient cash flows to fund operating expenses and dividend at any particular level, if at all.

As we continue to raise proceeds, the sufficiency of cash flow to fund future dividend payments with respect to an increased number of outstanding shares will depend on the pace at which we are able to identify and close on suitable cash-generating real property investments. Because the accrual of offering proceeds may outpace the investment of these funds in real property acquisitions, cash generated from such investments may become insufficient to fund operating expenses and continued dividend payments at historical levels.

Failure to generate revenue may reduce distributions to stockholders.

The cash flow from equity investments in commercial and residential properties depends on the amount of revenue generated and expenses incurred in operating the properties. If our properties do not generate revenue sufficient to meet operating expenses, debt service, and capital expenditures, our income and ability to make distributions to you will be adversely affected.

Economic conditions may adversely affect our income.

A commercial or residential property's income and value may be adversely affected by national and regional economic conditions, local real estate conditions such as an oversupply of properties or a reduction in demand for properties, availability of "for sale" properties, competition from other similar properties, our ability to provide adequate maintenance, insurance and management services, increased operating costs (including real estate taxes), the attractiveness and location of the property and changes in market rental rates. Our income will be adversely affected if a significant number of tenants are unable to pay rent or if our properties cannot be rented on favorable terms. Our performance is linked to economic conditions in the regions where our properties will be located and in the market for residential and commercial space generally. Therefore, to the extent that there are adverse economic conditions in those regions, and in these markets generally, that impact the applicable market rents, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to you.

The profitability of attempted acquisitions is uncertain.

We intend to acquire properties selectively. Acquisition of properties entails risks that investments will fail to perform in accordance with expectations. In undertaking these acquisitions, we will incur certain risks, including the expenditure of funds on, and the devotion of management's time to, transactions that may not come to fruition. Additional risks inherent in acquisitions include risks that the properties will not achieve anticipated occupancy levels and that estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate.

Real estate investments are illiquid.

Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service, real estate taxes, and operating and maintenance costs generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Our properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses. If we are unable to lease properties on a basis requiring the tenants to pay all or some of the expenses, we would be required to pay those costs, which could adversely affect funds available for future acquisitions or cash available for distributions.

 If we purchase assets at a time when the commercial and residential real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase may not appreciate or may decrease in value.

The commercial and residential real estate markets are currently experiencing a substantial influx of capital from investors worldwide. This substantial flow of capital, combined with significant competition for real estate, may result in inflated purchase prices for such assets. To the extent we purchase real estate in such an environment, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

We depend on commercial and residential tenants for our revenue and therefore our revenue may depend on the success and economic viability of our commercial and residential tenants.

Our financial results will depend in part on leasing space in the properties we acquire to tenants on economically favorable terms.

In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. A default a substantial number of commercial tenants at any one time on lease payments to us would cause us to lose the revenue associated with such lease(s) and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. Therefore, lease payment defaults by tenants could cause us to reduce the amount of distributions to stockholders.

We may not make a profit if we sell a property.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant appreciation on our investment in a property. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Our properties may not be diversified.

Because this offering will be made on a best efforts basis, our potential profitability and our ability to diversify our investments, both geographically and by type of properties purchased. Currently, all of our properties are in the Midlands area of England. We will be able to purchase additional properties only as additional funds are raised. Our properties may not be well diversified and their economic performance could be affected by changes in local economic conditions.

Our current strategy is to acquire interests primarily in commercial buildings, residential apartment buildings and other income-producing real estate. As a result, we are subject to the risks inherent in investing in these industries. A downturn in the commercial or residential industry may have more pronounced effects on the amount of cash available to us for distribution or on the value of our assets than if we had diversified our investments.

Our performance is therefore linked to economic conditions in the regions in which we will acquire properties and in the market for real estate properties generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

Competition with third parties in acquiring and operating properties may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, many of which have greater resources than we do. Specifically, there are numerous commercial developers, real estate companies, and foreign investors that operate in the markets in which we may operate, that will compete with us in acquiring residential, commercial, and other properties that will be seeking investments and tenants for these properties.

Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. Competitors with substantially greater financial resources than us may generally be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments. Demand from third parties for properties that meet our investment objectives could result in an increase of the price of such properties. If we pay higher prices for properties, our profitability may be reduced and you may experience a lower return on your investment. In addition, our properties may be located in close proximity to other properties that will compete against our properties for tenants. Many of these competing properties may be better located and/or appointed than the properties that we will acquire, giving these properties a competitive advantage over our properties, and we may, in the future, face additional competition from properties not yet constructed or even planned. This competition could adversely affect our business. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for residential renters, retail customer traffic and credit worthy commercial tenants. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or lower the occupancies and the rent we may charge tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties which we would not have otherwise made, thus affecting cash available for distributions to you.

We may not have control over costs arising from rehabilitation of properties.

We may elect to acquire properties which may require rehabilitation. In particular, we may acquire affordable properties that we will rehabilitate and convert to market rate properties. Consequently, we intend to retain independent general contractors to perform the actual physical rehabilitation work and will be subject to risks in connection with a contractor's ability to control rehabilitation costs, the timing of completion of rehabilitation, and a contractor's ability to build in conformity with plans and specification.

We will make investments in non-U.S. dollar denominated properties, which will be subject to currency rate exposure and the uncertainty of foreign laws and markets.

Our current properties are in Great Britain and currently denominated in a foreign currency, specifically the British Pound. We will most likely continue to purchase properties in foreign locations that will be subject to foreign currency and local economic fluctuations. Thus, changes in exchange rates may have an adverse impact on returns on our non-U.S. dollar denominated investments regardless of the performance of the underlying asset. We may not be able to successfully hedge any foreign currency risk and may incur losses on these investments as a result of exchange rate fluctuations, specifically fluctuations involving the British Pound.

As our main operation and management are outside the United States, it will be difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in foreign countries.

Our assets are currently in England; all directors and officers reside outside of the United States, and our assets are and will continue to be located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, there is uncertainty as to whether the courts of offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in offshore jurisdictions predicated upon the securities laws of the United States or any state thereof. Furthermore, because all of our assets are located in England, it would also be extremely difficult to access those assets to satisfy an award entered against us in a United States court.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Real Estate Financing Risks

We have and plan to continue to incur mortgage indebtedness and other borrowings, which may increase our business risks.

We have acquired and intend to continue to acquire properties subject to existing financing or by borrowing new funds. In addition, we intend to incur or increase our mortgage debt by obtaining loans secured by selected or all of the real properties to obtain funds to acquire additional real properties.

We intend to incur mortgage debt on a particular real property if we believe the property's projected cash flow is sufficient to service the mortgage debt. However, if there is a shortfall in cash flow, requiring us to use cash from other sources to make the mortgage payments on the property, then the amount available for distributions to stockholders may be affected. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and our loss of the property securing the loan which is in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We may, in some circumstances, give a guaranty on behalf of an entity that owns one of our properties.

In these cases, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one real property may be affected by a default. Any mortgage debt which we place on properties may contain clauses providing for prepayment penalties. If a lender invokes these penalties upon the sale of a property or the prepayment of a mortgage on a property, the cost to us to sell the property could increase substantially, and may even be prohibitive. This could lead to a reduction in our income, which would reduce cash available for distribution to stockholders and may prevent us from borrowing more money. Moreover, if we enter into financing arrangements involving balloon payment obligations, such financing arrangements will involve greater risks than financing arrangements whose principal amount is amortized over the term of the loan. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment.

The current debt market volatility may affect the availability and amount of financing for our acquisitions.

The commercial real estate debt markets, worldwide, are currently experiencing volatility as a result of certain factors including the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold Collateralized Mortgage Backed Securities in the market. This is resulting in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of future acquisitions. This may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution.

In addition, the state of the debt markets could have an impact on the overall amount of capital investing in real estate which may result in price or value decreases of real estate assets. Although this may benefit us for future acquisitions, it could negatively impact the current value of our existing assets.

If we have insufficient reserves, we will have to obtain financing from other sources.

We have established working capital reserves that we believe are adequate to cover our cash needs for the next several months, but not beyond this. However, if these reserves are insufficient to meet our cash needs, we may have to obtain financing to fund our cash requirements. Sufficient financing may not be available or, if available, may not be available on economically feasible terms or on terms acceptable to us. If mortgage debt is unavailable at reasonable rates, we will not be able to place financing on the properties, which could reduce the number of properties we can acquire and the amount of distributions per share. If we place mortgage debt on the properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when the properties are refinanced, our income could be reduced, which would reduce cash available for distribution to stockholders and may prevent us from borrowing more money.

Additional borrowing for working capital purposes will increase our interest expense, and therefore our financial condition and our ability to pay distributions may be adversely affected.

We may not have funding or capital resources for future improvements.

When a commercial tenant at one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend substantial funds for leasing costs, tenant improvements and tenant refurbishments to the vacated space. We will incur certain fixed operating costs during the time the space is vacant as well as leasing commissions and related costs to re-lease the vacated space. We may also have similar future capital needs in order to renovate or refurbish any of our properties for other reasons.

Also, in the event we need to secure funding sources in the future but are unable to secure such sources or are unable to secure funding on terms we feel are acceptable, we may be required to defer capital improvements or refurbishment to a property. This may cause such property to suffer from a greater risk of obsolescence or a decline in value and/or produce decreased cash flow as the result of our inability to attract tenants to the property. If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted. Or, we may be required to secure funding on unfavorable terms.

Lenders may require us to enter into restrictive covenants relating to our operations.

In connection with obtaining financing, a bank or other lender could impose restrictions on us affecting our ability to incur additional debt and our distribution and operating policies. Loan documents we enter into may contain negative covenants limiting our ability to, among other things, or further mortgage our properties. In addition, prepayment penalties imposed by banks or other lenders could affect our ability to sell properties when we want.

Financing Risks on the Property Level

Some of our mortgage loans may have "due on sale" provisions.

In purchasing properties subject to Financing, we may obtain financing with "due-on-sale" and/or "due-on-encumbrance" clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. These clauses may cause the maturity date of such mortgage loans to be accelerated and such financing to become due. In such event, we may be required to sell our properties on an all-cash basis, to acquire new financing in connection with the sale, or to provide seller financing. It is not our intent to provide seller financing, although it may be necessary or advisable for us to do so in order to facilitate the sale of a property. It is unknown whether the holders of mortgages encumbering our properties will require such acceleration or whether other mortgage financing will be available. Such factors will depend on the mortgage market and on financial and economic conditions existing at the time of such sale or refinancing.

Lenders may be able to recover against our other properties under our mortgage loans.

We will seek secured loans (which are nonrecourse) to acquire properties. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender may look to our other assets for satisfaction of the debt. Thus, should we be unable to repay a recourse loan with the proceeds from the sale or other disposition of the property securing the loan, the lender could look to one or more of our other properties for repayment. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

To date, our CEO has guaranteed many of our property loans. We currently own 8 properties which are secured by mortgages by the same bank, Aldermore Bank in England.

Our mortgage loans may charge variable interest.

Some of our mortgage loans will be subject to fluctuating interest rates based on certain index rates, such as the prime rate. Future increases in the index rates would result in increases in debt service on variable rate loans and thus reduce funds available for acquisitions of properties and dividends to the stockholders. Currently our loans are based on 5.35% + LIBOR (London Interbank Offered Rate). If there are great fluctuations in LIBOR, we could experience increase mortgage costs.

Insurance Risks

We may suffer losses that are not covered by insurance.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits. We intend to cause comprehensive insurance to be obtained for our properties, including casualty, liability, fire, extended coverage and rental loss customarily obtained for similar properties in amounts which our officer determines are sufficient to cover reasonably foreseeable losses, with policy specifications and insured limits that we believe are adequate and appropriate under the circumstances. Some of our commercial tenants may be responsible for insuring their goods and premises and, in some circumstances, may be required to reimburse us for a share of the cost of acquiring comprehensive insurance for the property, including casualty, liability, fire and extended coverage customarily obtained for similar properties in amounts which our officer determines are sufficient to cover reasonably foreseeable losses. Material losses may occur in excess of insurance proceeds with respect to any property as insurance proceeds may not provide sufficient resources to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, earthquakes, floods, hurricanes, pollution, environmental matters, mold or, in the future, terrorism which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments.

Insurance companies have recently begun to exclude acts of terrorism from standard coverage. Terrorism insurance is currently available at an increased premium, and it is possible that the premium will increase in the future or that terrorism coverage will become unavailable. Mortgage lenders in some cases have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition for providing loans. We intend to obtain terrorism insurance if required by our lenders, but the terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, we may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses.

We cannot assure you that we will have adequate coverage for such losses. If such an event occurred to, or caused the destruction of, one or more of our properties, we could lose both our invested capital and anticipated profits from such property. In addition, certain losses resulting from these types of events are uninsurable and others may not be covered by our terrorism insurance. Terrorism insurance may not be available at a reasonable price or at all.

In addition, many insurance carriers are excluding asbestos-related claims from standard policies, pricing asbestos endorsements at prohibitively high rates or adding significant restrictions to this coverage. Because of our inability to obtain specialized coverage at rates that correspond to the perceived level of risk, we may not obtain insurance for acts of terrorism or asbestos-related claims. We will continue to evaluate the availability and cost of additional insurance coverage from the insurance market. If we decide in the future to purchase insurance for terrorism or asbestos, the cost could have a negative impact on our results of operations. If an uninsured loss or a loss in excess of insured limits occurs on a property, we could lose our capital invested in the property, as well as the anticipated future revenues from the property and, in the case of debt that is recourse to us, would remain obligated for any mortgage debt or other financial obligations related to the property. Any loss of this nature would adversely affect us.

Although we intend to adequately insure our properties, we cannot assure that we will successfully do so.

 DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock is arbitrary.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange and we have not previously contacted a market maker to request sponsorship for our common stock on the OTCBB, we anticipate that we will contact a market maker and request that they apply to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 31,390,000 shares of our common stock of which 31,390,000 shares are held by 35 shareholders of our common stock which distributed as a result of our merger with CenturyTouch Limited of the United Kingdom in September 2012. The merger was complete in April of 2012.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of  December 20, 2012 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

The table below assumes the sale of the 31,390,000 shares offered in this prospectus at an assumed initial public offering price of $.05 per share and before any deduction of estimated offering expenses. The 31,390,000 shares held by current stockholders being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

CenturyTouch Ltd Shareholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock Owned After Offering

Holding through Centurytouch Group Ltd. (1)	16,008,900	0
Dr. Eric Y. K. WONG (2)	3,139,000	0
Irene Lai Lin CHAN (3)	847,530	0
Stephen STOREY	15,695	0
Edmund Yew Loong WONG (4)	1,569,500	0
Annette Wei Ling LEE	15,695	0
Joanne Suet Peng LIU (5)	1,569,500	0
Derek Yau Wing LIU	15,695	0
James Kwok Seng CHAN	15,695	0
Chai Thai CHAN	15,695	0
Linda Lai Mooi LAI	15,695	0
Mick Wai Chuen LAI	15,695	0
Kevin Kai Cheong LAI	15,695	0
Pu Yi WONG	15,695	0
Tiffany Hung Fan CHAN	1,569,500	0
Hung Woon CHAN	15,695	0
Yee Sha CHAN	15,695	0
Cho Yuk SO	15,695	0
Mina Man Yi NG	1,569,500	0
Maggie Wan Chi CHAU (6)	3,139,000	0
Sun CHONG	15,695	0
Michael Chi Fai CHAU	15,695	0
Terri Suk Ling YIM	1,569,500	0
To Chung YIM	15,695	0
Sim Fung LEE	15,695	0
Ruby Suk Wah YIM	15,695	0
Ivy Shuk Kwan YIM	15,695	0
Jessie Shuk Yee YIM	15,695	0
Karen Fung Chu LI	15,695	0
Fung Mui LEE	15,695	0
Eric Tak Yau LI	15,695	0
Tak Cheung LI	15,695	0
Dennis Tak Yee LI	15,695	0
Ken Chiu Kam NGAN	15,695	0
Kylie Lay Beng KOAY	15,695	0
________________
(1)	CenturyTouch Group Ltd is controlled by EricWong, our CEO.
(2)	Eric Wong is our CEO, Treasurer, and Chairman
(3)	Irene Lai Chan is the mother of our CEO and COO
(4)	Edmund Wong is our COO
(5)	Joanne Liu is the sister of our CEO and COO
(6)	Maggie Chau is the wife of our CEO and therefore Eric Wong, our CEO beneficially owns her shares.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.05 per share for the duration of this offering due to the Company’s status as a shell company. Shareholders may sell their shares in private transactions to other individuals. We plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) when this Registration Statement is declared effective by the SEC. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by a selling security holder must be made at the fixed price of $0.05 until a market develops for the stock. In the event we are successful in our attempts to have a market maker quote our stock on the OTCBB, we will need to comply with ongoing reporting requirements in order to ensure that the market maker will continue to quote our stock.

The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act  of 1933, as amended (the "Securities Act"), in which event profits, discounts or commissions received by such persons may be deemed to be underwriting commissions under the Securities Act.

All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholder will pay any applicable underwriters' commissions, fees, discounts or concessions or any other compensation due any underwriter, broker or dealer and expenses or transfer taxes.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

•	through direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

•	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $50,000.

As a result of these common shares being registered under the Securities Act, selling shareholders who subsequently resell the shares to the public themselves are underwriters with respect to the common shares for purposes of the Securities Act with the result that they may be subject to statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact. We have agreed to indemnify the selling shareholders regarding such liability.

Under the Securities Act of 1933, the selling shareholders are underwriters of the offering. The selling shareholders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters. We may be sued by selling shareholders if omissions or misstatements result in civil liability to them.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SELECTED FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Results of Operations” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception through the period ended June 30, 2012 and for the nine months ended September 30, 2012 are derived from our audited financial statements, respectively.

	September 30, 2012	At June 30, 2012

TOTAL ASSETS	4,637,251	4,389,063

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Current Liabilities	227,951	242,781

TOTAL LIABILITIES	4,620,308	4,160,217

TOTAL STOCKHOLDERS’ EQUITY	16,943	31,921

TOTOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	4,637,251	4,434,920

	For the period ending September 30, 2012	For the fiscal ended June 30, 2012

Revenues	$126,609	$144,538

Expenses	$109,667	$148,751

Net Income (Loss)	$16,942	$(4,213)

Earnings per share of common stock – Basic	$.000539	$.0000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Background Overview

CenturyTouch Ltd, Inc. a Delaware company, was incorporated in the State of Delaware in August 2010. We were previously Kallisto Ventures, Inc. In April 2012, we merged, in a share exchange agreement with CenturyTouch Limited, a British private company. The name of the Company was changed to CenturyTouch Ltd and Dr. Eric Wong became our CEO. We currently own all of the assets of CenturyTouh Limited and owned eight (8) various properties throughout the Midlands area of England. We plan to continue purchasing residential and commercial properties throughout the world for rental. Specifically, we look to purchase properties in England, Malaysia, and Australia. Our properties currently carry debt of up to 50% of the appraised or purchase value of the property with one bank, Aldermore Bank who holds a first position interest in the properties with the exception of our Bridge Street property which is owned free of encumbrances.

Prior to our merger, we did not generate any revenues. For the nine months ended September 30, 2012, we generated revenues of $126,609 resulting in net income of $16,942. Currently the rental income from our properties covers our mortgages and administrative expenses.   During this time, we incurred operating expenses of $71,836 and interest expenses of $37,831 resulting in a cumulative profit of $16,942. We believe that rents, loans from our officer, and small amounts of equity will be sufficient to support the limited costs associated with our initial ongoing operations for the next twelve months. We may sell additional shares in a private offering or other offering if we are unable to obtain funds from another source such as a shareholder loan. If sufficient funds cannot be raised, none of the Company’s plans may be implemented. There can be no assurance that the actual expenses incurred will not materially exceed our estimates or that cash flows from listing fees will be adequate to maintain our business. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements included in the registration statement.

Results of Operations

For the period ended September 30, 2012

We generated revenues totaling $126,609. Previous to our merger, we had no business activity and did not generate any revenues.

We paid $37,831 in interest expense related to the mortgages on our properties for this period.

For the fiscal year ended June 30, 2012

For the fiscal year ended June 30, 2012, due to the income from our 8 properties, we had rental income of $144,538. We incurred $73,089 in administrative expenses, mostly due to management fees related to our rental income. We also incurred $75,662 in interest expense from our mortgages on our properties. This resulted in a net loss for the fiscal year of $4,213.

We expect to incur the normal expenses related to being a public company such as accounting and legal costs. We may drain all available financial resources to pay for such costs depending on our operations and costs. To date, our attorney has provided services in exchange for a nominal fee, but there is no guarantee that this will continue and thus, we may be financial distressed because of the costs associated with being a public company. We will also incur fees for audits and reviews so that we can file the proper 10q’s and 10k’s. As we begin to generate revenues, realize expenses, and acquire assets, it is possible that the costs related with being a public company will increase.

Assets

We currently have assets that total approximately $4,511,945 and consist of real property in the country of Great Britain. These assets were purchased in British pounds, and thus their value will fluctuate with the fluctuation of the US Dollar and British pound.

Liabilities

Our properties are currently secured with debt totaling approximately $2,204,915 all with one bank, Aldermore Bank. To purchase the properties, our CEO, Dr. Eric Wong, provided us with approximately $2,204,915 to purchase our properties.

Liquidity and Capital Resources

The Company has $8,033 in cash. The investigation of prospective financing candidates involves the expenditure of capital.  The Company will likely have to look to Dr. Wong or to third parties for additional capital.  There can be no assurance that the Company will be able to secure additional financing or that the amount of any additional financing will be sufficient to conclude its business objectives or to pay ongoing operating expenses.

If Dr. Wong is unable to lend additional funds to the Company in the event that Company needs additional funds, we may need to deploy a plan to sell additional shares or look to a third party to lend funds to the Company. If the Company is to borrow funds from a third party, the terms and conditions of such a loan may not be on favorable terms. If we are unable to address our liquidity issues, there is a great chance that the Company will not have adequate funding to continue its business plan and will thus, fail.

We may also sell a property in order to cover cash short falls. Currently our rents cover our operating and interest expenses.

Related Party Transactions

Since our incorporation, we have raised capital through notes from our CEO, Dr. Eric Wong. Dr. Wong has lent the company $2,204,915 for the purchase of the property, for merger activities, and for other expenses related to the company. The note currently bears no interest and due on demand. The Company may elect, with the consent of Dr. Wong, at some date in the future, convert the note into equity of the Company. Currently there is no plan of conversion. To acquire the shares of the Kallisto that resulted in our merger, Dr. Wong paid $69,992.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Employees

Currently, Eric YK Wong is our Chief Executive Officer and Financial Officer and devotes most of his working hours to our Company without a salary. His brother, Edmund Wong, is our Chief Operating Officer and devotes all of his time to our business, as well. For more information on our personnel, please see "Director, Executive Officers, Promoters and Control Persons." Initially Mr. Eric YK Wong will coordinate all of our business operations. Dr. Eric Wong, our CEO, has provided the working capital to cover our initial expense. We plan to use consultants, attorneys, accountants, and technology personnel, as necessary and do not plan to engage any additional full-time employees in the near future. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees.

Dr. Eric Wong is spending the time allocated to our business in handling the general business affairs of our company such as accounting issues, including review of materials presented to our auditors, working with our counsel in preparation of filing our S-11 registration statement, and developing our business plan and researching investment opportunities and possible property acquisitions. To date, Messrs. Wong have purchased eight (8) various properties and coordinate management and financing of the properties.

We currently outsource all of the management of our properties to an outside management firm.

REPORTS TO STOCKHOLDERS

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Upon the effectiveness of this S-11 registration statement, we will be subject to the requirements of Section 15(d) as opposed to the requirements of Section 13(a) under the Exchange Act, which requires an issuer to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K.

All of our reports can be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

INVESTMENT POLICIES OF REGISTRANT

In all types of investment, our policies may be changed by our directors without a vote of security holders. Until we add additional members to our Board of Directors, our officers will determine which investments we make. When we do expand our Board of Directors, we will alter this policy to include a policy about the Board of Directors approval regarding investments. Until then, our officers, Mr. Wong and Dr. Wong, will have the ability to make all decisions unilaterally. We do not have any thresholds for investments currently, but will keep a loan to value ratio of 50% or less on all properties we acquire.

We will seek out mixed use, small retail, office, restaurant, and multi-family properties primarily in the Midlands of England. We will look to expand to other parts of England then to other countries. Although we will be seeking out properties that provide capital appreciation, we will most likely purchase properties primarily for income and cash flow from rental income. We expect to finance our properties with up to 50% loan to value ratio with traditional bank financing, but will not be limited by the amount of leverage or the number of liens that we use. Upon stabilization of our  long term properties (See “Description of Business”), we will hire appropriate, local, vetted management to manage properties for up to 10% of the gross revenues of the property.

We will look to invest in both short term and long term properties depending on the size, location, rehab costs, and cash flow of the property.

As market conditions change, our policies will be evaluated and updated as necessary to safeguard shareholder equity and increase shareholder value.

DESCRIPTION OF REAL ESTATE

CenturyTouch Ltd (“Company”, “we”, or “us”) is a Delaware company with substantially all of its assets outside of the United States. On April 24, 2012, it merged with CenturyTouch Limited, a Great Britain company. CenturyTouch Limited was formed on June 9, 2010 as a private limited company. We believe, for our shareholders, it is an advantage to be a publicly traded company in the United States even though our business is in foreign countries. Therefore, we have elected to use our resources to file a registration statement with the Securities Exchange Commission and will then seek listing on the OTCBB.

OVERVIEW

We intend on investing in multi-family residential properties and certain commercial properties in the Midlands, England. We strive to expand throughout the country of Great Britain until supply for properties which we fit our investing criteria exist. We eventually hope to expand our business to other parts of the world, specifically southeast Asia as our CEO is a Hong Kong citizen. We will also look to investing in Australia. The Company will purchase, manage, and dispose of revenue producing assets, specifically residential and commercial properties.

We currently do not own eight properties that are various retail and multifamily units. In order to purchase more properties and expand our portfolio, we will have to seek out additional financing from our officer and director as well as from mortgage lenders on the properties that we purchase.

Investment Policies

We are looking to purchase various types of properties that fit the following criteria:

Stable/Performing Assets:

We will look to purchase assets that may be purchased as current cash flowing properties that have a low vacancy. Currently we own eight (8) properties in the Midlands, England in various cities and towns that are all occupied with tenants. See “Real Property Description” for more details on these properties.

Non-performing assets:

Those assets that we identify as "non-performing assets" are those properties that have little cash flow but have potential for great value increases so long as we add value in terms of rehab or management to the property. We will seek properties with capitalization rates of no less than 10% capitalization upon stabilization. Capitalization Rate is defined as the ratio between the net operating income produced by an asset and its capital cost (the original price paid to buy the asset) or its current market value. It is calculated by dividing the net operating income by the purchase price of the property. We plan to "stabilize" distressed properties or non-performing assets by adding value through new management and rehab. We will consider a property stabilized upon the completion of rehab and the entry of new tenants (if need be.).

Borrowing Policy

To date, and going forward, we intend to only borrow up to 50% of the appraised value of any property that we purchase. On all of the properties we currently own, our borrowings from Aldermore Bank were based on 50% of the appraised value as provided by an independent third party.

Milestones

We hope to reach the following milestones in the next 12 months.

January 2012 – We plan to continue to look for commercial properties and shops throughout Midlands region in England.  We hope, with bank financing and loans from our officers, that we are able to purchase a total of 7 to 12 more properties by March 2013.

April 2013 – We hope to expand our property acquisitions outside of the Midland region and into the Greater London region if supply exists. We hope to acquire 10 to 12 such properties by the end of June 2013.

In the summer of 2013- We will look to expand into the Far East, especially in Malaysia and Hong Kong.  The company is looking to acquire other companies in Malaysia and Hong Kong, which has businesses in buying and renting commercial properties and shops.

June 2013 – We hope to locate and purchase commercial properties and shops throughout Wales region.  Expect to buy at least 10 to 20 shops (in total) by end of August 2013.

August 2013 – We hope to seek out properties in the Scotland region of Great Britain if supply permits with approximately 10 to 20 properties acquired by the end of October 2013.

October 2013- We will look to expand into the Australian market, especially in Sydney and Melbourne regions.  The company will setup subsidiary to buy commercial properties and shops to let, in these 2 cities.  Expect to buy at least 5 to 10 shops (in total) in the first quarter of 2014.

Regional Analysis

East Midlands Region of England

Six of our eight properties are specifically located in the “East Midlands” part of the region. According to a 2012 study conducted by the Smith Institute, the East Midlands has the fastest-growing population outside London and the East of England. High and growing household waiting lists suggest there is an unmet need for housing. The average valuation of building land for housing with planning permission is the lowest of any region, at less than a fifth of the valuation of land  in London and only 45% of the national average. Build costs are also low. Rents are 21% to 32% lower, depending on the size of the property, than the national average, which makes the government’s Affordable Homes Programme (AHP) (formerly the National Affordable Housing Programme or NAHP) difficult to operate within the region. The East Midlands is unusual in its housing profile in that it has both low relative housing costs and continuing high demand and need. As a result the country has a clear opportunity for housing-led regeneration within the East Midlands. At mid-2010, the East Midlands had a population of nearly 4.5 million, accounting for 10.1% of the total population in England outside London. Despite the area’s housing provision advantages, the East Midlands was allocated only 3.7% of the NAHP, the main housing investment programme, for 2011-15. Of the RGF, the main government regeneration investment programme to 2015, only 4% was allocated to the East Midlands in the first two rounds, although the region accounted for over 11% of the bids.

Yorkshire Region of England and City of Sheffield

One of our properties is in the Yorkshire region of England, specifically the city of Sheffield. Sheffield is in south Yorkshire and has experienced an average growth of 5% per year according to a Sheffield City Council report in 2010. It currently has an estimated population of about 551,000 people. Also according to the Sheffield City Council, despite growth in the last few years, the population in Sheffield makes an average of 10% -15% less than the population of England as a whole.

East of England and the County of Norfolk

One of our properties is in the East of England region, specifically in the county of Norfolk. Although the population is around 850,000, it is rural in many locations. The New Anglia Local Enterprise Partnership has been recently established by business leaders to help grow jobs across Norfolk and Suffolk. They have secured an enterprise zone to help grow businesses in the energy sector and established the two counties as being a center for growing services and products for the green economy.

Our Properties

We currently own eight (8) properties that are valued at approximately $4,511,945 and have debt on those properties of approximately $2,120,393, collectively. One of our properties has no debt and is owned free and clear. All of our properties are encumbered by debt by one bank, Aldermore Bank, with the same terms and conditions:

1.)	Amortized over 20 years
2.)	5.35% + Libor interest rate

Property	Location	Type	Units	Acquisition Date	Occupancy
62 Gold Street	Northampton	Mixed Use Retail and Residential	1	04/21/2012	100%
27-29 Westgate	Grantham	Mixed Use Retail and Residential	8	04/21/2012	100%
453 Firth Park Road	Sheffield	Mixed Use Retail and Residential	2	04/21/2012	100%
310, 312, 314 & 343 Carlton Hill	Nottingham	Mixed Use Retail and Residential	8	04/21/2012	100%
240 Derby Road	Nottingham	Multi-tenant residential	7	04/21/2012	100%
53 High Street	Norfolk	Retail	1	04/21/2012	100%
60-65 Welby Street	Grantham	Mixed Use Retail and Residential	5	04/21/2012	100%
7-11 Bridge Street	Boston	Mixed Use Restaurant and Residential	1	04/21/2012	100%

We currently have mortgages on all of our properties with the exception of Bridge Street which we own free and clear. All of the mortgages are a first position mortgage and are held by Aldermore bank on the terms above at an approximate loan to value ratio of 50%. All properties are fully occupied and are managed by the same management company. Our property at 7-11 Bridge Street currently operates as a pub.

Management Agreement

We have entered into a management agreement with Rowell Property Services in Nottingham. Rowell collects all of the rents on our properties as well as fills vacancies in the event there is a vacancy. Rowell derives fees from the rent at a rate of 10% of the rent collected. For rental services, the fee is 50% of the first month’s rent. Rowell handles all contracts, repairs, and management on our behalf.

Competition

We will face competition from other developers that are looking to implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many properties and those developers that are able to close without financing and pay the full purchase price of a property in cash may be able to close on more properties or may realize a greater profit as they will be able to negotiate better purchasing terms.

Our CEO and COO, Messrs. Wong, have significant experience in real estate development. He has experience in international real estate acquisition and construction. We hope this, coupled with his relationships with banks in the markets in which we are in or hope to enter, will distinguish us from our competition. Further, we believe that our business plan, which allows us to look for several different types of properties in a variety of international markets, provides us with greater opportunities than other real estate development companies.

TAX TREATMENT OF REGISTRANT AND ITS SUBSIDIARIES

Although we hope to be a real estate company with real estate assets, we will not be initially operating as a Real Estate Investment Trust (“REIT”) as we fear we may not initially be able to qualify as a REIT. Therefore, we will initially operate a C corporation.

For federal income tax purposes, a C corporation is recognized as a separate taxpaying entity. A corporation conducts business, realizes net income or loss, pays taxes and distributes profits to shareholders.

The profit of a corporation is taxed to the corporation when earned, and then is taxed to the shareholders when distributed as dividends. This creates a double tax. The corporation does not get a tax deduction when it distributes dividends to shareholders. Shareholders cannot deduct any loss of the corporation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

We intend to file, through an appropriate market maker, for inclusion of our common stock on the Over-the-Counter Bulletin Board; however, there can be no assurance that FINRA or NASDAQ will approve the inclusion of the common stock. Prior to the effective date of this offering, our common stock was not traded.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;

•	earnings;

•	need for funds;

•	capital requirements;

•	prior claims of preferred stock to the extent issued and outstanding; and

•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

DESCRIPTION OF SECURITIES TO BE REGISTERED.

General

Our authorized capital stock consists of 500,000,000 Shares of common stock, $0.0001 par value per Share Common Stock.

We are authorized to issue 500,000,000 shares of common stock, $0.001 par value per share. Currently we have 31,390,000 common shares issued and outstanding.  We do not have any holding period requirements for our common stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of Preferred Stock, $.001 par value per share. Currently we have 0 preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board, maintained by FINRA, upon the effectiveness of the registration statement of which this prospectus forms a part.

There are several requirements for listing our shares on the Over the Counter  bulletin board, including:

* we must make filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934;

* we must remain current in our filings;

* we must find a member of FINRA to file a form 211 on our behalf. The information contained within form 211 includes comprehensive data about our company and our shares. Form 211 and our prospectus are filed with FINRA so that they can determine if there is sufficient publicly available information about us and whether our shares should be listed for trading.

We can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Penny Stock Reform Act of 1990

The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure for trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus, and as adjusted giving effect to the sale of 31,390,000 shares of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors, proposed directors and executive officers as a group.

Name of Beneficial Owner(1)	Number Of Shares	Percent Before Offering	Percent After Offering

CenturyTouch Group (1)	16,008,900	40%	0%
Dr. Eric YK Wong, CEO and Director	3,139,000	10%	0%
Edmund Yew Loong WONG, COO	1,569,500	5%	0%
Joanne Suet Peng LIU	1,569,500	5%	0%
Tiffany Hung Fan CHAN	1,569,500	5%	0%
Mina Man Yi NG	1,569,500	5%	0%
Maggie Wan Chi CHAU	3,139,000	10%	0%
Terri Suk Ling YIM	1,569,500	5%	0%
Total Principal Shareholders, Officers, and Directors as a Group	30,134,400	96%	0%
_____________
1.)	This shareholder is controlled by our CEO, Dr. Eric Wong.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our Board of Directors serve, without compensation, until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the director and executive officer is as follows:

Name	Age	Title

Eric YK Wong	40	Chief Executive Officer, Treasurer, Director

Edmund Wong	51	Chief Operating Officer

Duties, Responsibilities and Experience

Dr. Eric Y. K. WONG is our Chairman and Chief Executive Officer. Dr. Wong has more than 15 years of experienced in the real estate and financial investment industry.  He  graduated from The Nottingham Trent University, UK for his BSc (Hons) and Ph.D. in 1995 and 1997 in Computer Science. He was the youngest student ever to obtain a PhD from the University at 19 years old.  Until 2009, for about 15 years, Dr. Wong was a professor at the University of Hong Kong.

Dr. Eric Wong is the promoter of the company.

Mr. Edmund Y. L. WONG is our Chief Operating Officer. Dr. Wong has more than 20 years of experienced in the real estates and operations management industry.  He is the eldest brother of Dr. Eric Wong.  He was graduated from the University of Bradford, UK for his BEng (Hons) in 1993.  He has worked at Panasonic both in Malaysia and Hong Kong, for the past 20 years until entering into the real estate business in 2010.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of our officers and directors.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	YTD	Salary	Bonus	Other Annual Compensation	Restricted Stock	Options

Eric YK Wong	2012	$-0-	-0-	-0-	$3,139	-0-
CEO, Director
Edmund Wong, COO	2012	$-0-	-0-	-0-	$156.95	-0-

Dr. Wong and Mr. Wong have not received any monetary compensation or salary since the inception of the Company.

Directors’ Compensation

Directors are not entitled to receive compensation for services rendered to CenturyTouch Ltd, or for each meeting attended except for reimbursement of out-of-pocket expenses. There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

Stock Option Grants

CenturyTouch Ltd did not grant any stock options to the executive officer during the most recent fiscal period ended September 30, 2012. CenturyTouch Ltd has also not granted any stock options to the Executive Officers since incorporation.

Employment Agreements

There are no current employment agreements or current intentions to enter into any employment agreements.

Future Compensation

Mr. Wong and Dr. Wong have agreed to provide services to us without compensation until such time as either we have sufficient earnings from our revenue.

Board Committees

We do not currently have any committees of the Board of Directors, as our Board consists of one member. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Transfer Agent

The transfer agent for the common stock will be Globex Transfer Service with whom we have already entered into the agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company utilizes office space provided at no cost from our officers. Office services are provided without charge by the Company’s director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected. Dr. Eric Wong is the primary officer, director, and promoter of CenturyTouch Ltd and developed the business plan.

SELECTION, MANAGEMENT AND CUSTODY OF REGISTRANT’S INVESTMENTS

(a) Describe the arrangements made or proposed to be made by the registrant with respect to the following:

The Company will hire on site, non-affiliated, management for buy and hold properties. Management costs will be a percentage of gross revenues not to exceed 10%. The officers and directors will be responsible for the purchases and sales of the property.

POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

Our policy with respect to officers or directors concerning certain transactions is as follows:

No officer or director may have any direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest.

We may issue senior securities, but have no interest, currently, in underwriting securities of others or purchasing securities or assets other than real property assets. We will likely encumber our properties that we acquire with bank financing but we intend that such financing will not exceed 50% of the value of the property at the time of purchase

Conflicts of Interest

There are currently no conflicts of interest between the Company, our officer, directors or affiliates. To this end:

i)
Our officers are not a general partner or an affiliate of the general partner in other investment entities (public and/or private) engaged in making similar investments or otherwise makes or arranges for similar investments.

ii)	Our officers do not have the authority to invest the Company's funds in other entities in which our officer or an affiliate has an interest.

iii)	No properties in which our officers or our affiliates have an interest bought from or properties are sold to officer or our affiliates or entities in which they have an interest.

iv)	Our officers and affiliates do not own or have an interest in properties adjacent to those to be purchased and developed by the Company.

v)	There are no affiliates of the Company who act as underwriters, real estate brokers or managers for the partnership, act in such capacities for other partnerships or entities.

vi)	No affiliate of the Company places mortgages for the Company or otherwise acts as a finance broker or as insurance agent or broker receiving commissions for such services.

vii)
No affiliate of the Company acts (a) as an underwriter for the offering, or (b) as a principal underwriter for the offering thereby creating conflicts in performance of the underwriter's due diligence inquiries under the Securities Act.

viii)
The compensation plan for the officer currently does not create a conflict between the interests of the officer and that of the Company.

Our CEO, Eric Wong, does have interest in land development deals in Malaysia in another entity which he controls. However, we do not believe this is a conflict as the investment criteria for that entity involves the development of raw land and new construction. We have no intention, as part of our investing plans, to participate in new construction or land development deals.

LIMITATIONS OF LIABILITY

Section 145 of the Delaware General Corporation Law (“DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

As permitted by the DGCL, our restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the restated certificate of incorporation is to eliminate the rights of this corporation and its stockholders (through stockholders’ derivative suits on behalf of this corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

Our restated certificate of incorporation provides that we have the power to indemnify, and our restated by-laws state that we shall indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was a director, officer, employee or agent of this corporation or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our restated by-laws further provide that we may purchase and maintain insurance on our own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of this corporation or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not we would have the power to indemnify such person against such liability under our restated by-laws.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of CenturyTouch Ltd will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Stan J.H. Lee, CPA to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Jillian Ivey Sidoti will be paid $20,000 for services rendered relating to this S-11 registration statement.

CENTURYTOUCH LTD, INC.
CONSOLIDATED FINANCIAL STATEMENTS

Stan J.H. Lee, CPA
2160 North Central Rd.  Suite 209* Fort Lee *NJ 07024
P.O. Box 436402 *San Diego * CA 92143-9402
619-623-7799 *Fax 619-564-3408 * E-mail) stan2u@gmail.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
CenturyTouch Limited

We have audited the accompanying consolidated balance sheets of CenturyTouch Limited (”the Company”) as of September 30, 2012 and December 31, 2011 and the related consolidated statements of operation, statement of changes in shareholders’ equity (deficit) and cash flows for the 9-months period ended September 30, 2012 and the calendar year ended December 31, 2011.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  An  audit includes consideration of internal control over financial  reporting  as  a  basis  for  designing  audit  procedures  that  are appropriate  in  the  circumstances, but  not  for the purpose of expressing an opinion  on  the  effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of CenturyTouch Limited as of September 30, 2012 and December 31, 2011, and the results of its operation and its cash flows for the periods aforementioned in conformity with the U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the note to the financial statements, the Company lacks liquidity which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA
December 12, 2012
Fort Lee, NJ, 07024 US

CENTURYTOUCH LIMITED
Consolidated Balance Sheets

ASSETS

	As of September 30,	As of December 31
	2012	2011

Current Assets
Cash	$8,033	$-
Other current assets	47,281	-

Total Current Assets	55,314	-

Land and building	4,511,945	-
Cost capitalized to acquire invesment	69,992	-

Total Long-Term Assets	4,581,937	-

TOTAL ASSETS	$4,637,251	$-

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Loans from related party	$73,519	$-
Amounts falling due within one year	154,432	-

Total Current Liabilities	227,951	-

Long-Term Liabilities
Amounts falling due after more than one year	4,392,357	-

Total Liabilities	4,620,308	-

Stockholders' Equity (Deficit)

Preferred stock ($.0001 par value, 20,000,000 shares authorized; none issued and outstanding)	-	-
Common stock ($.0001 par value, 500,000,000 shares authorized, 31,390,000 shares issued and outstanding as of September 30, 2012 and December 31, 2011)	3,139	3,139
Additional paid-in capital	-	-
Revenue Reserves	13,803	(3,139)

Total Stockholders' Equity (Deficit)	16,943	-

TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY (DEFICIT)	$4,637,251	$-

See the accompanying notes.

CENTURYTOUCH LIMITED
Consolidated Statements of Operations

	9-months ended September 30, 2012	Year ended Dec 31, 2011

Revenues

Revenues	$126,609	-

Total Revenues	126,609	-

Operating Costs		-
Administrative expenses	71,836	-
Taxes and licences	-	-

Total Operating Costs	71,836	-

Operating Income (Loss)	54,773

Other Income ( Expense)
Interest expense	37,831

Total other income (Expense)	37,831

Net Income (Loss)	$16,942	-

Basic earnings per share		-

Weighted average number of common shares outstanding	31,390,000

See accompanying notes.

CENTURYTOUCH LIMITED
Consolidated Statement of Changes in Stockholders' Equity

				Deficit
				Accumulated
	Common	Common	Additional	During
	Stock	Stock	Paid-in	Development	Total
	Issued	Amount	Capital	Stage

Balance (at August 12, 2010, Inception) Shares used for service	31,390,000	$3,139	-	$-	$3,139

Net loss for the period from August 12, 2010 through December 31, 2010				(3,139)	(3,139)

Balance as of December 31, 2010	31,390,000	$3,139	$-	$(3,139)	-

Net Income (Loss) for the year December 31, 2011				-	-

Balance as of Ddecember 31, 2011	31,390,000	$3,139	$-	$(3,139)	$-

Net Income (Loss) for the 9-months ended September 30, 2012				16,942	(14,978)

Balance as of September 30, 2012	31,390,000	$3,139	$-	$13,803	$16,943

See accompanying notes.

CENTURYTOUCH LIMITED Consolidated Statements of Cash Flows

	9-months ended September 30,2012	For the year ended December 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES

Net income / (loss)	$16,942	$-

Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Increase in other current asset	(47,281)	-

Changes in operating assets and liabilities:

Net cash provided by (used in) operating activities	(30,339)	-

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash provided by (used in) investing activities
Acquisition of real property	(4,511,945)	-
Capitalized cost to acquire investment	(69,992)	-
Net cash provided by (used in) investing activities	(4,581,937)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Increase (decrease) in officer advances
Loans from a related party	73,519	-
Additional paid-in capital	4,546,789	-

Net cash provided by (used in) financing activities	4,620,308	-

Net increase (decrease) in cash	8,033	-

Cash at beginning of period	-

Cash at end of period	$8,033	$-

Cash paid during year for :

Interest	$37,831	$-

Income Taxes	$-	$-

See accompanying notes.

CenturyTouch Limited NOTES TO CONSOLDATED FINANCIAL STATEMENTS December 31, 2011 and for the nine months ended September 30, 2012

1. NATURE OF OPERATIONS

Kallisto Ventures, Inc. (the "Company"), a development stage company, was incorporated under the laws of the State of Delaware on August 12, 2010. The Company intended to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business. The Company has been inactive until its Share Purchase Agreement entered with Centurytouch Ltd. of United Kingdom (“Centurytouch Ltd. – UK”) on April 12, 2012. On April 21, 2012, the Company’s Board of Directors approved to change the name of the Company to Centurytouch Limited.

CenturyTouch Limited – UK (“The Company”) , operating  concern, was incorporated in United Kingdom on June 9, 2010 under the Companies Act 2006 as private limited to own and operate multi-unit housings.

Going Concern Consideration
These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has net working capital deficiency of $ 196,924 since its inception and requires capital for its contemplated operation and marketing activities to take place.  The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company's contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations.  The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern.

Future issuances of the Company's equity or debt securities will be required in order for the Company to continue to finance its operations and continue as a going concern. The Company's present revenues are insufficient to meet operating expenses. The financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company’s year-end is June 30.

Basis of consolidation
All  accounts of CenturyTouch Limited – UK was consolidated into CenturyTouch Limited and all intercompany transactions and accounts have been eliminated.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

Use of Estimates and Assumptions
The preparation of financial statements in conformity with generally accepted accounting principles requires that management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Foreign Currency Translation
The financial statements are presented in United States dollars. In accordance with ASC 830, “Foreign Currency Matters”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

Income Taxes
The Company follows the accrual method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on the deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At June 30, 2012 and 2011, a full deferred tax asset valuation allowance has been provided and no deferred tax asset has been recorded.

Basic and Diluted Net Income (Loss) per Share
The Company computes net income (loss) per share in accordance with ASC 260, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Recent Accounting Pronouncements
The Company does not expect the adoption of recently issued accounting pronouncements to have any significant impact on the Company’s results of operations, financial position or cash flow. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

3. RELATED PARTY TRANSACTIONS

The President of the Company provides management and office premises to the Company for no compensation.

4. COMMON SHARES

Upon formation, the Board of Directors issued 31,390,000 shares of common stock to the founding shareholder in exchange for incorporation fees of $89, annual resident agent fees in the State of Delaware for $50, and developing the Company's business concept and plan valued at $3,000 to a total sum of $3,139.

On April 12, 2012, the sole shareholder of Kallisto Ventures, Inc., consummated a sale of 31,390,000 shares of our common stock to Centurytouch Limited  for an aggregate purchase price of $69,990. Following the closing of the share purchase transaction, Centurytouch Limited   owns a 100% interest in the issued and outstanding shares of voting common stock.

The stockholders' equity section of the Company contains the following classes of capital stock as of September 30, 2012 and December 31, 2011:

*  Common stock, $ 0.0001 par value: 500,000,000 shares authorized; 31,390,000 shares issued and outstanding

*  Preferred stock, $ 0.0001 par value: 20,000,000 shares authorized; but not issued and outstanding.

5. COMMITMENT AND CONTINGENCIES

There is no outstanding commitments or contingencies as of September 30, 2012  and December 31, 2011.

6. SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events through the  date of available issuance of these audited financial statements. During this period, the Company did not have any material recognizable subsequent events.

Stan J.H. Lee, CPA
2160 North Central Rd.  Suite 209* Fort Lee *NJ 07024
P.O. Box 436402 *San Diego * CA 92143-9402
619-623-7799 *Fax 619-564-3408 * E-mail) stan2u@gmail.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
CenturyTouch Limited

We have audited the accompanying balance sheets of CenturyTouch Limited (”the Company”) as of June 30, 2012 and 2011 and the related statements of operation, shareholders’ equity (deficit) and cash flows for the period beginning June 9, 2011 (its inception) to June 30, 2011 and the fiscal year ended June 30, 2012.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  An  audit includes consideration of internal control over financial  reporting  as  a  basis  for  designing  audit  procedures  that  are appropriate  in  the  circumstances, but  not  for the purpose of expressing an opinion  on  the  effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of CenturyTouch Limited as of June 30, 2012 and 2011, and the results of its operation and its cash flows for the periods aforementioned in conformity with the U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the note to the financial statements, the Company lacks liquidity and has accumulated losses from operations whichraises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA
September 30, 2012
Fort Lee, NJ, 07024 US

CENTURYTOUCH LIMITED
Balance Sheets

ASSETS
	As of June 30,	As of June 30,
	2012	2011

Current Assets
Cash	$5,514	$4,499
Other current assets	40,343	927

Total Current Assets	45,857	5,426
Land and building	4,389,061	1,470,794
Investments	2	-

Total Fixed Assets	4,389,063	1,470,794

TOTAL ASSETS	$4,434,920	$1,476,220

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Bank loans - current portion	$165,091	$-
Accounts payable - trade	60,695	-
Accurals and deferred income	16,995	-
Other payables	-	9,461

Total Current Liabilities	242,781	9,461

Long-term Liabilities

Bank loans - non current portion	1,955,302	701,007
Directors loan	2,204,915	729,620

Total Long-Term Liabilities	4,160,217	1,430,627

Total Liabilities	4,402,998	1,440,088

Stockholders' Equity (Deficit)
Common stock, ( 1,000 shares
authorized; 53 shares issued and outstanding
as of June 30, 2012 and 2011)	1	1
Additional paid-in capital	2	0
Revenue Reserves	31,918	36,131

Total Stockholders' Equity (Deficit)	31,921	36,132

TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY (DEFICIT)	$4,434,920	1,476,220

See accompanying notes.

CENTURYTOUCH LIMITED
Statements of Operations

	Fiscal year ended	Fiscal year ended
	June 30,	June 30,
	2012	2012
Revenues

Rental income	$144,538	$99,738

Total Revenues	144,538	99,738

Operating Costs
Administrative expenses	73,089	29,272
Taxes and licences	-	9,461

Total Operating Costs	73,089	38,733

Other income ( expense)
Interest	75,662	24,874

Net Income (Loss)	(4,213)	36,131

Basic earnings per share	$(79)	682

Weighted average number of
common shares outstanding	$53	53

See accompanying notes.

CENTURYTOUCH LIMITED
Statement of Changes in Stockholders' Equity

	Common	Common	Additional	Retained
	Stock	Stock	Paid-in	Earnings
	Issued	Amount	Capital	(Deficits)	Total

Balance (at June 9, 2010, Inception)		$1	-			$1

Net Income (Loss) for the fiscal year ended June 30, 2011				36,131		36,131

Balance as of June 30, 2011		$1	$-	$36,131	#	36,132

Stock issued for cash
on April 19,2012
@ $1.606			2			2

Net Income (Loss) for the fiscal year ended June 30, 2012				(4,213)		(4,213)

Balance as of June 30, 2012		$1	$2	$31,918		$31,921

See accompanying notes.

CENTURYTOUCH LIMITED
Statements of Cash Flow

	Fiscal Year Ended	Fiscal Year Ended
	June 30, 2012	Jun3 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (Loss)	$(4,213)	$36,131
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Increase in other current asset	(39,416)	(927)

Changes in operating assets and liabilities:
(Increase) decrease in current assets
Increase (decrease) in current liabilities	68,310	9,461

Net cash provided by (used in) operating activities	24,681	44,665

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisition of real property	(2,918,267)	(1,470,794)
Investments	(2)

Net cash provided by (used in) investing activities	(2,918,269)	(1,470,794)

CASH FLOWS FROM FINANCING ACTIVITIES

Increase (decrease) in officer advances
Bank loan	1,419,306	701,007
Directors loan	1,475,295	729,620
Issuance of common stock	2	1

Net cash provided by (used in) financing activities	2,894,603	1,430,628

Net increase (decrease) in cash	1,015	4,499

Cash at beginning of period	4,499	-

Cash at end of period	$5,514	$4,499

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during year for :	2012	2011

Interest	$75,662	24,874

Income Taxes	$-	9,461

See accompanying notes.

CenturyTouch Limited NOTES TO FINANCIAL STATEMENTS June 30, 2012 and 2011

1. NATURE OF OPERATIONS

CenturyTouch Limited (“The Company”) was incorporated in United Kingdom on June 9, 2010 under the Companies Act 2006 as private limited to own and operate multi-unit housings.

Going Concern Consideration
These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has net working capital deficiency of $ 196,924 since its inception and requires capital for its contemplated operation and marketing activities to take place.  The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company's contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations.  The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern.

Future issuances of the Company's equity or debt securities will be required in order for the Company to continue to finance its operations and continue as a going concern. The Company's present revenues are insufficient to meet operating expenses. The financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company’s year-end is June 30.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

Use of Estimates and Assumptions
The preparation of financial statements in conformity with generally accepted accounting principles requires that management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Foreign Currency Translation
The financial statements are presented in United States dollars. In accordance with ASC 830, “Foreign Currency Matters”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

Income Taxes
The Company follows the accrual method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on the deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At June 30, 2012 and 2011, a full deferred tax asset valuation allowance has been provided and no deferred tax asset has been recorded.

Basic and Diluted Net Income (Loss) per Share
The Company computes net income (loss) per share in accordance with ASC 260, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Recent Accounting Pronouncements
The Company does not expect the adoption of recently issued accounting pronouncements to have any significant impact on the Company’s results of operations, financial position or cash flow. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

3. RELATED PARTY TRANSACTIONS

The President of the Company provides management and office premises to the Company for no compensation.

4. COMMON SHARES

The Company is authorized to issue of  1,000 common shares of the company at par value of $ 1.606 and there are total of 53 common shares of the Company issued and outstanding as of June 30, 2012 and 2011.

5. COMMITMENT AND CONTINGENCIES

There is no outstanding commitments or contingencies as of June 30, 2012 and 2011.

6. SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events through the  date of available issuance of these audited financial statements. During this period, the Company did not have any material recognizable subsequent events.

Prospectus
_______________________

CenturyTouch Ltd, Inc.
Stanton House
31 Westgate
Grantham NG31 6LX
Tel: 01476 591111

Until, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount

SEC registration fee	$215.00
DTC eligibility and TA fees	20,000.00
Legal fees and expenses	20,000.00
Accounting fees and expenses	12,500.00
Total	$52,715.00

Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Delaware Statutes and our Bylaws.

Under the governing Delaware statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	A willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	A transaction from which the director derived an improper personal profit; and

4.	Willful misconduct .

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	Such indemnification is expressly required to be made by law;

2.	The proceeding was authorized by our Board of Directors;

3.	Such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Delaware law; or;

4.	Such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the Company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Recent Sales of Unregistered Securities.

None.

Exhibits Index.

The listed exhibits are filed with this Registration Statement:

Number	Exhibit Name

3.1	Certificate of Incorporation
3.2	By-Laws
4.1	Specimen Stock Certificate
5.1	Opinion of Jillian Ivey Sidoti, Esq. regarding legality
23.1	Consent of Stan J.H. Lee

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Undertakings.

The undersigned registrant undertakes:

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post -effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to  if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on our behalf by the undersigned on December 20, 2012.

CenturyTouch Ltd, Inc.

By:	/s/ Eric YK Wong
ERIC YK WONG,
President and Chief Executive Officer,

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Eric YK Wong	President, Treasurer and Director (Principal Executive, Financial and	December 20, 2012.
Eric YK Wong	Accounting Officer)

/s/ Eric YK Wong	Vice President and Secretary	December 20, 2012.
Eric YK Wong

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

CENTURYTOUCH LTD, INC.

INDEX TO EXHIBITS

SEC REFERENCE NUMBER	TITLE OF DOCUMENT	LOCATION

3.1	Certificate of Incorporation	Filed herewith

3.2	By-Laws	Filed herewith

4.1	Stock Certificate Specimen	Filed herewith

5.1	Opinion of Jillian Ivey Sidoti, Esq. regarding legality	Filed herewith

23.1	Consent of Stan J.H. Lee	Filed herewith